Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in StatoilHydro ASA’s Registration Statement No. 333-143339 on Form F-3 and Registration Statement No. 333-121382 on Form S-8 of our report dated 29 March 2007 (08 May  2007 as to the effects of the restatement discussed in Note 1 and 21 February 2008 for Note 27) relating to the carve-out combined financial statements of Hydro Petroleum (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the restatement of the 2006 financial statements, (2) carve-out allocations from Norsk Hydro ASA as discussed in Note 1 to the Hydro Petroleum financial statements, (3) a change in accounting for the over/under funded status of its retirement plan as discussed in Note 1 to Hydro Petroleum’s financial statements, and (4) the differences between International Financial Reporting Standards as issued by the International Accounting Standards Board and accounting principles generally accepted in the United States of America as discussed in Note 27) as of 31 December 2006, and for the year ended 31 December 2006, appearing in this Annual Report on Form 20-F of StatoilHydro ASA for the year ended 31 December 2007.

/s/ Deloitte AS
9 April 2008
Oslo, Norway